Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 20, 2024 relating to the financial statements of Chewy, Inc. and the effectiveness of Chewy, Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Chewy, Inc. for the year ended January 28, 2024.

/s/ Deloitte & Touche LLP
Miami, FL
July 12, 2024